Exhibit 99.1

First Foundation Announces Departure of Board Member Martha Corbett

IRVINE, Ca.— March 27, 2019 – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and First Foundation Bank, announced today the departure of Board of Directors member Martha Corbett.

“We would like to express our sincerest gratitude to Martha for her service,” said Scott F. Kavanaugh, CEO of First Foundation. “On behalf of everyone at First Foundation, we thank her.”

“It has been a great opportunity to serve on the Board of Directors of First Foundation,” said Ms. Corbett. “Unfortunately, personal matters have arisen which no longer allow me to dedicate the time needed to fulfill my obligations as a Board member.”

About First Foundation

First Foundation, a financial institution founded in 1990, provides private wealth management, personal banking, and business banking. The Company has offices in California, Nevada, and Hawaii with headquarters in Irvine, California. For more information, please visit www.firstfoundationinc.com.

Contact:

Tyler Resh

Director of Marketing and Strategy

tresh@ff-inc.com

(949) 202-4131